Exhibit 99.1

NYSE: MMP

Date:	Feb. 2, 2005

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Reports Record Quarterly Earnings

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly net income of $35.3 million for fourth-quarter 2004 compared to $18.0 million for fourth-quarter 2003, representing a 96 percent increase. Operating profit increased to $48.1 million during fourth-quarter 2004 from $27.4 million in the corresponding 2003 period, for a 76 percent increase. Fourth-quarter 2004 is the first financial reporting period to include results from the partnership’s newly-acquired refined petroleum products pipeline system, which was purchased on Oct. 1, 2004.

“Magellan’s performance in 2004 has been exceptional,” said Don Wellendorf, chief executive officer. “The strong performance of our business units allowed us to accomplish our goal of increasing cash distributions by 10 percent. During the year, we also refinanced our debt under much more favorable terms and acquired several strategic assets to strengthen our asset portfolio. These recent acquisitions are performing well, and Magellan enters 2005 in a strong financial and operational position.”

An analysis of variances by segment comparing fourth-quarter 2004 to fourth-quarter 2003 is provided below based on operating margin, a financial measure that reflects operating profit before general and administrative (G&A) expenses and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $59.1 million, an increase of $20.3 million. The current quarter benefited from operating results from the partnership’s newly-acquired pipeline system as well as improved financial performance from its existing pipeline system. Transportation revenue per barrel shipped increased primarily due to longer-haul shipments and a mid-year tariff increase. Earnings also increased due to the partnership’s March 2004 investment in the Osage pipeline and higher ancillary revenues. Operating expenses increased between periods primarily due to expenses associated with the new pipeline system, partially offset by lower environmental costs.

Petroleum products terminals. Terminals operating margin was $15.1 million, an increase of $4.7 million. The 2004 period benefited from higher utilization and rates at the partnership’s marine terminals and additional earnings from the ownership interests in 14 inland terminals that were acquired in Jan. 2004. Increased throughput at the partnership’s other inland terminals and higher ancillary revenues further contributed to the positive variance.

Ammonia pipeline system. Ammonia operating margin was $0.3 million, a decrease of $2.5 million. Higher system integrity costs and environmental accruals related to two pipeline releases during fourth-quarter 2004 were the primary contributors to the unfavorable variance.

Depreciation, amortization and interest expenses increased between the fourth quarters of 2004 and 2003, principally due to acquisitions completed during 2004. G&A expenses declined between periods because higher G&A costs during 2004 resulting from recent acquisitions were more than offset by lower transition costs. The transition costs were related to the partnership’s separation from the former owner of its general partner.

Reported basic earnings per limited partner unit were 96 cents during fourth-quarter 2004 compared to 73 cents during 2003. Diluted earnings per limited partner unit were 95 cents during fourth-quarter 2004 and 73 cents during 2003.

Management currently expects earnings of $3.80 per limited partner unit for 2005 and remains committed to its goal of raising distributions by 10 percent annually. Reported full-year 2004 earnings were $3.44 per limited partner unit, or $3.92 per unit excluding refinancing costs as shown on the accompanying schedule.

Management expects that performance of the partnership’s assets will continue to produce strong results including incremental earnings from recent acquisitions. This resulting improvement in earnings per unit is more than offset by the change in income allocation between limited partner and general partner interests associated with attaining the partnership’s goal of increasing cash distributions by 10 percent. The combination of these items results in the 12-cent decline between years.

Earnings for first-quarter 2005 are currently expected to be approximately 80 cents per unit.

An analyst call with management regarding fourth-quarter 2004 earnings is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 289-0496 and provide code 574715. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 8. To access the replay, dial (888) 203-1112 and provide code 574715. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures being utilized by the partnership. As a result, this news release includes a discussion of operating margin, which is an important performance measure used by management to evaluate the economic success of the partnership’s core operations. Operating margin is a non-GAAP measure that reflects operating profit before G&A expenses and depreciation and amortization. A reconciliation of operating margin to operating profit accompanies this release.

In addition, the partnership’s historical results include items that can make it difficult to compare financial results between periods, such as reimbursable G&A expenses, transition costs related to Williams’ sale of its interests in the partnership and debt refinancing costs. A reconciliation of reported results to results excluding these items also accompanies this release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

###

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004
Transportation and terminals revenues:
Third party	$91,633	$120,266	$359,726	$416,896
Affiliate	—	—	13,122	—
Product sales revenues:
Third party	43,711	141,244	111,522	278,478
Affiliate	—	—	790	—

Total revenues	135,344	261,510	485,160	695,374
Costs and expenses:
Operating	42,368	50,238	164,612	176,941
Environmental	4,952	1,485	14,089	43,989
Environmental reimbursements	(3,202)	(74)	(11,818)	(41,398)
Product purchases	38,886	135,226	99,907	255,724
Depreciation and amortization	8,825	12,937	36,081	41,845
Affiliate general and administrative	16,121	14,235	56,846	54,466

Total costs and expenses	107,950	214,047	359,717	531,567
Equity earnings	—	621	—	1,602

Operating profit	27,394	48,084	125,443	165,409
Interest expense	9,333	12,645	36,597	37,893
Interest income	(511)	(721)	(2,061)	(2,458)
Debt prepayment premium	—	—	—	12,666
Write-off of unamortized debt placement costs	—	—	—	5,002
Debt placement fee amortization	683	832	2,830	3,056
Gain on derivative	—	—	—	(953)
Other income	(92)	—	(92)	—

Net income	$17,981	$35,328	$88,169	$110,203

Allocation of net income:
Limited partners’ interest	$19,980	$31,515	$90,191	$101,140
General partner’s interest	(1,999)	3,813	(2,022)	9,063

Net income	$17,981	$35,328	$88,169	$110,203

Basic net income per limited partner unit	$0.73	$0.96	$3.32	$3.45

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	27,208	32,936	27,195	29,358

Diluted net income per limited partner unit	$0.73	$0.95	$3.31	$3.44

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	27,244	33,016	27,235	29,422

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004
Petroleum products pipeline system:
Transportation revenue per barrel shipped	$0.902	$1.039	$0.964	$0.992

Transportation barrels shipped (million barrels)	62.3	71.5	237.6	253.6

Barrel miles (billions)	17.4	21.8	70.5	72.1

Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels)	14.7	16.1	15.2	15.8

Marine terminal throughput (million barrels)	5.8	11.9	22.2	28.9

Inland terminal throughput (million barrels)	16.0	27.1	61.2	101.2

Ammonia pipeline system:
Volume shipped (thousand tons)	205	213	614	765

MAGELLAN MIDSTREAM PARTNERS, L.P.

RECONCILIATION OF OPERATING MARGIN TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004
Petroleum products pipeline system:
Transportation and terminals revenues	$68,626	$92,539	$281,367	$312,823
Less: Operating expenses	(32,768)	(38,848)	(126,241)	(138,957)
Environmental expenses	(4,952)	(263)	(13,256)	(38,744)
Add: Environmental expense reimbursement	3,202	74	10,967	37,647

Transportation and terminals margin	34,108	53,502	152,837	172,769

Product sales revenues	42,860	137,683	107,633	267,659
Less: Product purchases	(38,223)	(132,729)	(97,971)	(249,189)

Product margin	4,637	4,954	9,662	18,470
Add: Equity earnings	—	621	—	1,602

Operating margin	$38,745	$59,077	$162,499	$192,841

Petroleum products terminals:
Transportation and terminals revenues	$18,769	$24,403	$78,873	$91,302
Less: Operating expenses	(8,622)	(10,186)	(34,677)	(36,864)
Environmental expenses	—	(200)	(389)	(3,039)
Add: Environmental expense reimbursement	—	—	359	2,839

Transportation and terminals margin	10,147	14,017	44,166	54,238

Product sales revenues	851	3,561	4,679	10,819
Less: Product purchases	(663)	(2,497)	(1,936)	(6,535)

Product margin	188	1,064	2,743	4,284

Operating margin	$10,335	$15,081	$46,909	$58,522

Ammonia pipeline system:
Total revenues	$4,238	$4,039	$12,608	$13,922
Less: Operating expenses	(1,413)	(2,720)	(4,562)	(5,300)
Environmental expenses	—	(1,022)	(444)	(2,206)
Add: Environmental expense reimbursement	—	—	492	912

Operating margin	$2,825	$297	$8,094	$7,328

Segment operating margin	$51,905	$74,455	$217,502	$258,691
Add: Allocated corporate depreciation costs	435	801	868	3,029

Total operating margin	52,340	75,256	218,370	261,720

Less: Depreciation and amortization	(8,825)	(12,937)	(36,081)	(41,845)
Affiliate general and administrative	(16,121)	(14,235)	(56,846)	(54,466)

Total operating profit	$27,394	$48,084	$125,443	$165,409

Note: Consolidated transportation and terminals revenues do not agree to the sum of the corresponding segment amounts due to intercompany eliminations of $715 and $1,151 for the three and twelve months ended December 31, 2004, respectively. Consolidated operating expenses do not agree to the sum of the corresponding segment amounts due to intercompany eliminations of $715 and $1,151 for the three and twelve months ended December 31, 2004, respectively, and allocated corporate depreciation costs of $801 and $3,029 for the three and twelve months ended December 31, 2004, respectively, and $435 and $868 for the three and twelve months ended December 31, 2003.

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING PROFIT RECONCILIATION

EXCLUDING TRANSITION COSTS AND REIMBURSABLE G&A

(Unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004
Operating Profit Reconciliation:
Operating profit, as reported	$27.4	$48.1	$125.4	$165.4

Items impacting earnings per unit:
Transition costs:
Operating expenses:
Paid-time-off benefits:
Petroleum products pipeline system	0.1	—	2.6	—
Petroleum products terminals	(0.1)	—	0.8	—

Total operating transition costs	—	—	3.4	—
General and administrative (G&A):
Incentive compensation early vesting	(0.7)	—	1.6	—
Separation from Williams	1.1		2.5

Total G&A transition costs	0.4	—	4.1	—

Total items impacting earnings per unit	0.4	—	7.5	—

Items not impacting earnings per unit:
G&A transition costs	1.2	—	1.2	0.8
G&A paid-time-off benefits	0.4	—	2.1	—
Reimbursable G&A	3.0	0.6	5.9	6.4

Total items not impacting earnings per unit	4.6	0.6	9.2	7.2

Operating profit excluding transition costs and reimbursable G&A	$32.4	$48.7	$142.1	$172.6

MAGELLAN MIDSTREAM PARTNERS, L.P.

NET INCOME AND DILUTED EARNINGS PER UNIT RECONCILIATION

EXCLUDING TRANSITION COSTS, REIMBURSABLE G&A AND REFINANCING COSTS

(In millions, except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004
Net Income Reconciliation:
Net income, as reported	$18.0	$35.3	$88.2	$110.2

Diluted earnings per unit, as reported	$0.73	$0.95	$3.31	$3.44

Items impacting earnings per unit:
Transition costs:
Operating expenses:
Paid-time-off benefits:
Petroleum products pipeline system	0.1	—	2.6	—
Petroleum products terminals	(0.1)	—	0.8	—

Total operating transition costs	—	—	3.4	—
G&A expenses:
Incentive compensation early vesting	(0.7)	—	1.6	—
Separation from Williams	1.1		2.5

Total G&A transition costs	0.4	—	4.1	—

Total transition costs impacting earnings per unit	0.4	—	7.5	—
Refinancing costs:
Debt prepayment premium	—	—	—	12.7
Write-off of unamortized debt placement costs	—	—	—	5.0
Gain on derivative	—	—	—	(1.0)

Total refinancing costs	—	—	—	16.7

Total items impacting earnings per unit	0.4	—	7.5	16.7
Items not impacting earnings per unit:
G&A transition costs	1.2	—	1.2	0.8
G&A paid-time-off benefits	0.4	—	2.1	—
Reimbursable G&A	3.0	0.6	5.9	6.4

Total items not impacting earnings per unit	4.6	0.6	9.2	7.2

Net income excluding transition costs, reimbursable G&A and refinancing costs	$23.0	$35.9	$104.9	$134.1

Diluted earnings per unit excluding transition and refinancing costs	$0.75	$0.95	$3.56	$3.92